UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)		August 19, 2015
MEDIA ANALYTICS CORPORATION
(Exact name of registrant as specified in its charter)
Florida	000-54828	45-0966109
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
800 W. El Camino Real, Suite 180, Mountain View CA		94040
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

Effective August 19, 2015, Hiu Chung (Stephen) Wong resigned as President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and as a Director of our company.   Mr. Wong’s resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Concurrently with the resignation of Mr. Wong, Michael J. Johnson was appointment as our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and as the sole director of our board of directors.  There is no understanding or arrangement between Mr. Johnson and any other person pursuant to which Mr. Johnson was selected as a director. Mr. Johnson does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.

Michael Johnson - President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director

Mr. Johnson has over 25 years of experience as a seasoned business owner and management consultant.

From January 2013 to May 2015, Mr. Johnson was president of Blue Sky Petroleum Inc.

From 1996 to 2004, Mr. Johnson was president and chief executive officer of Beland Distribution, a company that specialized in providing products to Loblaws and Independent Grocers throughout Ontario, Canada. As president and chief executive officer, his primary duty and responsibility was managing the company’s day-to-day operations.

From 2008 to 2010, Mr. Johnson was a consultant for World Wide Funding Group Int. and Dexia Banque Int. in Luxembourg. As a consultant, his duties and responsibilities were to manage international clients who were looking for alternative investments.

In 2010, Mr. Johnson founded MJ LTD, a small consulting firm that specialized in planning and managing business operations and start-up projects. As founder and president, his primary duty and responsibility was managing the company’s day-to-day operations. MJ LTD has worked with companies who primary look for startup capital.

Our company believes that Mr. Johnson's professional background experience give him the qualifications and skills necessary to serve as a director and officer of our company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA ANALYTICS CORPORATION
/s/ Michael Johnson
Michael Johnson
President and Director

Date:	August 28, 2015